EXHIBIT 23.1








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of C2, Inc. on Form S-8 of our report dated February 7, 2003, relating to the consolidated financial statements of C2, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the initial adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") appearing in the Annual Report on Form 10-K of C2, Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin

April 21, 2003